Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INNOVEX DOWNHOLE SOLUTIONS, INC.

Innovex Downhole Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Innovex Downhole Solutions, Inc.” The Corporation was originally incorporated under the name “IC Granite Holdings, Inc.”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware effective as of September 15, 2016.

2. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 2017 under the current name of the Corporation, the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 11, 2018 under the current name of the Corporation, the Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 12, 2020 under the current name of the Corporation, the Fifth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 10, 2021 under the current name of the Corporation and the Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 3, 2023.

3. This Seventh Amended and Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Certificate restates, integrates and further amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

5. The text of the Sixth Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Innovex Downhole Solutions, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, New Castle County, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is [__________] shares, consisting of (a) [__________] shares of common stock, par value $0.01 per share (“Common Stock”), and (b) [___________] shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Common Stock and Preferred Stock. The following is a statement of the designations and the power, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.2 Number, Election and Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the then-applicable terms of the Nomination and Information Agreement, among the Corporation, Amberjack (as defined below) and certain other Specified Parties (as defined below), dated [•], 2024 (as may be amended, modified, supplemented or amended and restated from time to time, the “Nomination Agreement”), the precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by the majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 5.5 and the then-applicable terms of the Nomination Agreement, after the first date on which Amberjack Capital Partners, L.P., a Delaware partnership (“Amberjack”), and its affiliates (other than the Corporation and its subsidiaries) (each a “Specified Party” and collectively, the “Specified Parties”) are no longer the beneficial owners of, in the aggregate, shares representing 50% or more of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”), the directors shall be divided with respect to the time for which they hold office into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board, subject to the terms and conditions of the Nomination Agreement. The term of the initial Class I Directors shall expire at the first annual meeting of stockholders of the Corporation following the Trigger Date; the term of the initial Class II Directors shall expire at the second annual meeting of stockholders following the Trigger Date; and the term of the initial Class III Directors shall expire at the third annual meeting of stockholders following the Trigger Date. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Trigger Date, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. Subject to Section 5.5, after the Trigger Date if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. For the purposes of this Certificate (unless and to the extent otherwise defined herein), (i) “affiliate” means, when used with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity and (ii) “beneficial owner” has the meaning given to such term under Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor provision, and includes any person or entity that, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise (including through a voting proxy) has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. For the purposes of the definition of affiliate, (i) the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person or entity, and (ii) affiliates of Amberjack include, without limitation, (a) Amberjack Management, LLC and its managing or co-managing partners/members, Amberjack Capital Fund II, L.P., Amberjack Capital Fund II GP, L.P., Innovex Co-Invest Fund II, L.P., Innovex Co-Invest II GP, L.P., Innovex Co-Invest Fund, L.P., Innovex Co-Invest GP, L.P., Intervale Capital Fund II, L.P., Intervale Capital GP II, L.P., Intervale Capital Fund III, L.P., Intervale Capital GP III, L.P., Intervale Capital Fund II-A, L.P., and Intervale Capital GP II, L.P. or (b) any person or entity that the Board reasonably and in good faith concludes is an affiliate of Amberjack (such conclusion to be conclusive for the purposes of this Article V and the definition of Specified Party or Specified Parties, where used in this Certificate).

(c) Subject to Section 5.5 and the then-applicable terms of the Nomination Agreement, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Section 5.5 and the then-applicable terms of the Nomination Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting or, as applicable, for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal.

Subject to Section 5.5 and the then-applicable terms of the Nomination Agreement, until the Trigger Date, any or all of the directors may be removed from office at any time with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that on or after the Trigger Date, any or all of the directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

Section 6.1 No Action by Written Consent.

Until the Trigger Date, any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation; provided, however, that on or after the Trigger Date, except as may be approved by the Board in advance of the taking of such action by means of a written consent or by electronic transmission of the stockholders or as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent or by electronic transmission, any action required or permitted to be taken by stockholders of the Corporation may be effected only at a duly called annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

Section 6.2 Special Meetings.

On or after the Trigger Date, except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Whole Board and, effective on or after the Trigger Date, the ability of the stockholders to call a special meeting is hereby specifically denied; provided, however, at any time prior to the Trigger Date, special meetings of the stockholders of the Corporation shall be called by the Corporation at the request of any Specified Party (or Specified Parties) that is (or are, collectively) the beneficial owner(s) of not less than a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 7.1 Limitation of Director and Officer Liability.

To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors and officers, no person who is or was a director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any repeal, elimination or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law or by any other reason, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors and officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal, elimination or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, elimination or amendment or adoption of such inconsistent provision and shall not affect the application of Section 7.1 with respect to an act or omission by a director or officer occurring before such repeal, elimination or amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 7.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 7.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 7.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 7.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VIII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of the By-Laws; provided further, however, that on or after the Trigger Date, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; provided, further, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the By-Laws and the DGCL; and, except as set forth in Article VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of the this Certificate; provided further, however, that on or after the Trigger Date, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII.

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Section 10.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Certificate or the By-Laws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate or the By-Laws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery; or (vi) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, except for, as to each of (i) through (vi) above, any claim (A) as to which such Delaware Court determines that there is an indispensable party not subject to the jurisdiction of such Delaware Court (and the indispensable party does not consent to the personal jurisdiction of such Delaware Court within ten days following such determination); (B) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Courts; (C) for which the Delaware Courts do not have subject matter jurisdiction; or (D) any action arising under the Securities Act of 1933, as amended (the “Securities Act”), as to which the federal district courts for the United States of America (the “U.S. Federal Courts”) shall have exclusive jurisdiction to the fullest extent permitted by law, including all causes of action asserted against any defendant to such complaint, unless the Corporation consents in writing to the selection of an alternative forum. For the avoidance of doubt, clause (D) is intended to benefit and may be enforced by the Corporation, it officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Section 10.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.2 Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 above is filed in a court other than a court located within the State of Delaware or, in the case of an action arising under the Securities Act, the U.S. Federal Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) (A) the personal jurisdiction of the Delaware Courts in connection with any action brought in any such court to enforce Section 10.1 above other than with respect to any action arising under the Securities Act and (B) the personal jurisdiction of the U.S. Federal Courts, in the case of any action arising under the Securities Act (each under clause (i)(A) and (i)(B), an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

CORPORATE OPPORTUNITIES

Section 11.1 Purpose. This Article XI contemplates that (i) certain of the Specified Parties are and may continue to be or become majority or significant stockholders of the Corporation, (ii) that certain officers, directors, managers, principals, other representatives and/or equityholders of the Specified Parties may also serve as officers and/or directors of the Corporation, (iii) that certain officers and/or directors of the Corporation may also serve as officers, directors, managers, principals, other representatives and/or equityholders of the Specified Parties, (iv) that the Corporation and the Specified Parties (and their officers, directors, managers, principals, other representatives and equityholders) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities and (v) benefits may be derived by the Corporation through its continued contractual, corporate and business relations with the Specified Parties (and their officers, directors, managers, principals, other representatives and equityholders). The provisions of this Article XI shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation as they may involve the Specified Parties (and their officers, directors, managers, principals, other representatives and equityholders), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. For purposes of this Article XI only, the term “Corporation” shall mean the Corporation and all of its subsidiaries.

Section 11.2 Right to Engage in Business Opportunities. Except as may be otherwise provided in a written agreement between the Corporation and the Specified Parties, to the fullest extent permitted by law, the Specified Parties and their respective officers, directors, managers, principals, other representatives and equityholders that are officers and directors of, but not employees of, the Corporation (each a “Covered Party” and collectively, the “Covered Parties”) shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which the Covered Parties engage or seek to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity, even if the Business Opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and, except to the extent required by Section 11.3, each such Covered Party shall have no duty to communicate or offer such Business Opportunity to the Corporation. To the fullest extent permitted by law, the Covered Parties (provided that any

Covered Party who is also a director or officer of the Corporation has acted in a manner consistent with the provisions set forth in Section 11.3 below, to the extent it is applicable) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders, as a director, officer, controlling stockholder or otherwise, by reason of the Covered Parties exercising their right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such Covered Party’s participation in any such activities or lines of business. The Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any Business Opportunity that may be a corporate opportunity of the Covered Parties and the Corporation except as provided in the proviso of Section 11.3 below.

Section 11.3 No Duty of the Specified Parties to Communicate Business Opportunities. To the fullest extent permitted by law, if the Covered Parties acquire knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and any of the Covered Parties, then such Covered Party or Covered Parties shall have no duty to communicate or offer such Business Opportunity, or information regarding such Business Opportunity, to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for themselves or communicate or offer such Business Opportunity to the Specified Parties or any of the Specified Parties’ affiliates (except as set forth in the proviso below) and as a result of any such actions, shall not, to the fullest extent permitted by law, be deemed to have (i) breached or acted in a manner inconsistent with or opposed to any of their duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; or (ii) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, with respect to each of (i) and (ii) above, a Business Opportunity offered to any Covered Party who is also a director or officer of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation.

Section 11.4 Exclusions. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation unless (i) the Corporation would be permitted to undertake such transaction or opportunity in accordance with this Certificate, (ii) the Corporation at such time has sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation has an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation is then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.5 Miscellaneous.

(a) If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

(b) This Article XI shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate, the By-Laws of the Corporation, any agreement between the Corporation and such officer or director or applicable law.

ARTICLE XII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 12.1 Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

Section 12.2 Applicable Restrictions to Business Combinations. Notwithstanding the provisions of Section 12.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 12.3 Certain Definitions. For purposes of this Article XII:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article XII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) any Principal Holder, Principal Holder Direct Transferee or Principal Holder Indirect Transferee, (B) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (C) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, for purposes of this Article XII, the Board, in its sole discretion, shall determine whether a stockholder became an interested stockholder inadvertently.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(i) “Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(j) “Principal Holders” means the Specified Parties, and their respective successors and any “group” of which any such person is part under Rule 13d-5 of the Exchange Act; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.

(k) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

IN WITNESS WHEREOF, Innovex Downhole Solutions, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this ___ day of _____________, 2024.

Innovex Downhole Solutions, Inc.

By:
Name:	Adam Anderson
Title:	Chief Executive Officer